Press Release	Contacts:
www.aig.com	Quentin McMillan (Investors): quentin.mcmillan@aig.com
Leah Gerstner (Media): leah.gerstner@aig.com

AIG Appoints John Neal as President

NEW YORK – July 16, 2025 – American International Group, Inc. (NYSE: AIG) today announced that John Neal will be joining AIG as President, effective December 1, 2025. In this role, Mr. Neal will report to Chairman & CEO, Peter Zaffino and lead AIG’s General Insurance organization, which includes the North America Commercial Insurance, International Commercial Insurance and Global Personal Insurance businesses. He will become a member of AIG’s Executive Leadership team.

Mr. Zaffino said, “I have known John for more than 20 years, and he is widely recognized as one of the most accomplished insurance executives in the industry. His appointment adds significant depth, global underwriting experience, and talent to our leadership team. I am confident that John will continue to enhance our culture of underwriting excellence. I look forward to working with him as we continue to drive profitable, sustainable growth and further strengthen our relationships with our valued clients and partners across the industry.”

“AIG is an iconic, global insurance industry leader, recognized for the deep technical expertise of its team and its remarkable strategic repositioning,” said Mr. Neal. “I am honored to take on the role of President and look forward to working closely with Peter and AIG’s talented colleagues around the world on behalf of our clients and stakeholders.”

Mr. Neal was formerly the CEO of Lloyd’s of London, a leading insurance marketplace, serving in the role from October 2018 to January 2025. He is credited with leading its successful turnaround during that time. Before Lloyd’s, Mr. Neal was the Group CEO of QBE, where he held several senior leadership roles throughout his career, including Chief Underwriting Officer and Chief Operations Officer for the company’s European operations.

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About AIG

American International Group, Inc. (NYSE: AIG) is a leading global insurance organization. AIG provides insurance solutions that help businesses and individuals in more than 200 countries and jurisdictions protect their assets and manage risks through AIG operations, licenses and authorizations as well as network partners. For additional information, visit www.aig.com. This website with additional information about AIG has been provided as a convenience, and the information contained on such website is not incorporated by reference into this press release.

AIG is the marketing name for the worldwide operations of American International Group, Inc. All products and services are written or provided by subsidiaries or affiliates of American International Group, Inc. Products or services may not be available in all countries and jurisdictions, and coverage is subject to underwriting requirements and actual policy language. Non-insurance products and services may be provided by independent third parties. Certain property casualty coverages may be provided by a surplus lines insurer. Surplus lines insurers do not generally participate in state guaranty funds, and insureds are therefore not protected by such funds.